Exhibit 99.(a)(1)(A)

SOLAZYME, INC.

OFFER TO EXCHANGE

CERTAIN OUTSTANDING STOCK OPTIONS

FOR

NEW STOCK OPTIONS

THIS OFFER AND YOUR WITHDRAWAL RIGHTS EXPIRE

AT 9:00 P.M., U.S. PACIFIC TIME, ON FEBRUARY 18, 2015, UNLESS WE EXTEND THE OFFER.

The Date of this Offer is January 21, 2015

Solazyme, Inc. (“Solazyme”) is offering eligible employees the opportunity to exchange, on a grant-by-grant basis, their outstanding eligible options that have an exercise price per share that is equal to or greater than $6.79 for new stock options that Solazyme will grant under its 2011 Equity Incentive Plan (the “2011 Plan”) on the following terms:

•	Each eligible option that you select will be exchanged, on a two-for-one basis, for the grant of a new stock option to purchase shares of Solazyme common stock.

•	Each new stock option will have an exercise price equal to the last reported sale price per share of Solazyme common stock on the NASDAQ Global Select Market on the grant date, which is expected to be the day immediately following the day upon which this offer expires.

•	Each new stock option will have a maximum term that is equal to the remaining term of the corresponding eligible option.

•	Each new stock option will have the same final vesting date as the corresponding eligible option. Each new stock option will have the same rate of vesting, from the same vesting commencement date, as the corresponding eligible option, provided that any vesting that would have occurred prior to January 1, 2016 will cumulate and cliff vest on January 1, 2016. This is the case even if the eligible options were fully vested on the date of the exchange. The optionee must be employed by Solazyme on January 1, 2016 to get the benefit of this new option cliff vest.

•	Each new stock option will be a non-qualified stock option regardless of whether the option being exchanged was an incentive stock option or a non-qualified stock option.

You are eligible to participate in the offer if you are an employee of Solazyme, Inc. on the date of this offer and on the date of cancellation of options tendered pursuant to this offer. Non-employee members of Solazyme’s Board of Directors are not eligible to participate.

Unless extended, this offer will expire at 9:00 p.m., U.S. Pacific Time, on February 18, 2015.

You may tender for exchange any one or more of your eligible option grants or none at all. However, if you choose to tender an eligible option grant, you must tender the entire outstanding, unexercised portion of that option grant. Solazyme will not accept partial tenders of an option grant.

A participant in the exchange offer will generally forfeit any new stock options they receive to the extent that such new stock options remain unvested at the time his or her employment with us terminates for any reason. You may be able to exercise your vested options for a period of time after your employment ends (as specified in your stock option agreement, which is generally three months after termination).

Participation in this offer is voluntary, and there are no penalties for electing not to participate. If you choose not to participate in the offer, your outstanding options will remain outstanding according to their existing terms and conditions, and you will not receive the new stock options described in this Offer to Exchange.

If you want to exchange any of your eligible option grants, you must complete and return the Election Form and deliver it according to the instructions contained in the Election Form so that Solazyme receives it before the expiration date deadline (which is currently 9:00 p.m., U.S. Pacific Time, on February 18, 2015). You must deliver the Election Form by one of the following methods:

•	Via Electronic Delivery: Scan and email it to options-exchange@solazyme.com

•	Via Facsimile: Solazyme, Attn: Idalina Chan, fax number (650) 989-6700

•	Via Regular Mail, Overnight Courier or Hand Delivery: Solazyme, Inc., 225 Gateway Boulevard, South San Francisco, CA 94080 Attn: Idalina Chan

At any time you may request a copy of any option exchange program document by contacting Idalina Chan at (650) 780-4777 or by email at options-exchange@solazyme.com.

Copies of the option exchange program documents are available on the Solazyme intranet at https://intranet.internal.solazyme.com/index.php/Options-Exchange.

To inform yourself about our offer, you should:

•	Read this whole document and all related attachments, including, the Election Form, the Notice of Withdrawal, the 2011 Plan and the form of stock option agreement;

•	Review the list of your eligible options included in your Election Form;

•	Consider the questions and answers in the attached Summary Term Sheet; and

•	Send an email to options-exchange@solazyme.com, if you have questions about the exchange offer.

Solazyme is making this offer upon the terms and conditions described in this Offer to Exchange, the Election Form and Notice of Withdrawal. The offer is not conditioned on any minimum number of options being surrendered. However, the offer is subject to conditions described in Section 7 of the Offer to Exchange.

Shares of Solazyme common stock are quoted on the NASDAQ Global Select Market under the symbol “SZYM”. On January 20, 2015, the closing price of one share of our common stock on the NASDAQ Global Select Market was $2.25. Solazyme recommends that you review the current market price for shares of Solazyme common stock before deciding whether to exchange your eligible options.

IMPORTANT NOTICE

Although the Compensation Committee has approved this offer, neither Solazyme nor its Compensation Committee makes any recommendation to you as to whether or not you should tender your eligible options for exchange. Also, Solazyme has not authorized any person to make any recommendation on its behalf as to whether or not you should accept this offer.

You must make your own decision as to whether or not to exchange your eligible options. In doing so, you should rely only on the information contained in this Offer to Exchange, the other offering materials distributed herewith, the materials referenced in Section 17 of the Offer to Exchange or any other authorized communications from Solazyme made generally available to eligible employees, as no other representations or information have been authorized by Solazyme. Solazyme recommends that you consult with your own advisors, including your tax advisor, before making any decisions regarding the offer.

In evaluating this offer, you should keep in mind that the future performance of Solazyme and its stock will depend upon, among other factors, the future overall economic environment, the performance of the overall stock market and companies in its sector, the performance of its own business and the other risks and uncertainties set forth in its filings with the U.S. Securities and Exchange Commission. In particular, Solazyme recommends that you read its Annual Report on Form 10-K for the fiscal year ended December 31, 2013, its Quarterly Report on Form 10-Q for the period ended September 30, 2014 and its Current Reports on Form 8-K filed since December 31, 2013, each of which has been filed with the U.S. Securities and Exchange Commission and is available free of charge on the Internet at www.sec.gov or www.solazyme.com.

The statements in this document concerning the eligible options, the 2011 Plan and the new stock options are summaries of the material terms but are not complete descriptions of the eligible options, the 2011 Plan, or the new stock options. The stock plans under which the eligible options were granted, the 2011 Plan and the form of Stock Option Agreement have been filed as exhibits to the Tender Offer Statement on Schedule TO filed with the U.S. Securities and Exchange Commission (to which this document is also an exhibit). See Section 17 of the Offer to Exchange for additional information regarding the Schedule TO.

SUMMARY TERM SHEET

The following are answers to some questions about the offer. The answers are summaries and do not describe all of the details of the offer. You should read all of the Offer to Exchange, the Election Form, the 2011 Equity Incentive Plan (the “2011 Plan”) and the form of stock option agreement, because they contain the full details of the exchange offer and the terms of the new stock options, and these details could be important to you. For many of the questions, included is a reference to the section or sections contained in the Offer to Exchange where you can find a more complete discussion.

References in this document to “Solazyme,” the “Company,” “we,” “us” and “our” means Solazyme, Inc., and references to the time “the offer expires” mean 9:00 p.m., U.S. Pacific Time, on February 18, 2015, or, if the offer period is extended, any later date that Solazyme specifies. References to the “Offer to Exchange” mean this document and its appendices. References to the “offer”, “exchange offer” or the “program” mean the option exchange program described in this Offer to Exchange. References to dollars (“$”) are to United States dollars.

HOW THE OPTION EXCHANGE PROGRAM WORKS

1. What is the Offer?

Beginning on January 21, 2015 and, unless Solazyme extends the offer, ending at 9:00 p.m., U.S. Pacific Time, on February 18, 2015, each eligible employee may decide to exchange eligible options for new stock options with a new exercise price equal to the fair market value of a share of our common stock on the grant date of the new stock option, which is expected to be the date following completion of this offer. As further described below, the number of new stock options an eligible employee will receive in exchange for an eligible option grant will be determined by a two-for-one exchange ratio (two old options for one new option), and the new stock options will be subject to the same rate of vesting, from the same vesting commencement date, as the exchanged options, provided that any vesting that would have occurred prior to January 1, 2016 will cumulate and cliff vest on January 1, 2016 (described in Question 10 below).

2. Am I eligible to participate?

Only “eligible employees” may participate in this offer. Generally, you are eligible if you are an employee of Solazyme, Inc. on January 21, 2015 and are still an employee (or on certain types of approved leave of absence) on the date on which the tendered options are cancelled and new stock options are issued in exchange. However, you will not be eligible to participate if you are a non-employee member of its Board of Directors. (See Section 1 of the Offer to Exchange.)

3. What is a stock option?

A stock option is the right to purchase shares of stock at a specified price per share, regardless of the actual market price of the stock at the time the option is exercised, after rights have vested following a period of employment. Typically, the specified “exercise” price is the fair market value of a share of our common stock on the date the stock option is granted. Due to subsequent market fluctuations, at any given time after the stock option is granted, the prevailing market price of the stock may be greater than, equal to, or less than, the exercise price of the stock option. When the market price is greater than the exercise price of the stock option (otherwise known as an “in-the-money” stock option), the option holder receives value from exercising the option, because he or she is able to buy the stock underlying the option at an exercise price that is less than the prevailing market price and then sell the purchased stock for the higher prevailing market price. The holder of an option to purchase stock at an exercise price that is equal to or greater than the prevailing market price (otherwise known as an “out-of-the-money” or an “underwater” stock option) generally would not exercise the stock option. The stock options eligible for exchange under this program currently are “out-of-the-money.”

4. What happens if my employment terminates before tendered options are cancelled?

If you tender options for exchange in this offer, but before the tendered options are cancelled your employment with Solazyme, Inc. terminates for any reason, then your tender will automatically be deemed withdrawn and you will not participate in the option exchange program. You will retain your outstanding options in accordance with their current terms and conditions. This offer does not change your status as an “at-will” employee, and your employment may be terminated by Solazyme or by you at any time, including before the offer expires, for any reason, with or without cause.

5. Which options may I exchange? If I participate, what will happen to my current options?

Only “eligible options” may be exchanged under this program. Eligible options are those options having an exercise price per share that is equal to or greater than $6.79. To determine which of your option grants are eligible for exchange, you should review your listing of eligible option grants provided to you on your Election Form. Any fluctuation of Solazyme’s stock price during this offer will not change which of your option grants are eligible for this offer, unless Solazyme cancels or amends this offer.

Solazyme expects to accept and cancel eligible options you properly tender for exchange under this program promptly following the expiration of this offer, and you will no longer have those options available for exercise. Any options you do not tender for exchange will not be cancelled and will remain outstanding at their existing exercise prices and under their existing terms. (See Sections 6 and 12 of the Offer to Exchange.)

6. I have more than one eligible option grant. Do I have to exchange all of them in order to participate?

No. You may exchange one or more of your eligible option grants or none at all. However, if you choose to tender an eligible option grant for exchange, you must tender the entire outstanding, unexercised portion of that option grant. Any reference to an “option grant” in this offer means options that were granted as a single grant on a particular date at the same price. Solazyme will not accept partial tenders of an option grant. If you attempt to tender for exchange less than the entire outstanding, unexercised portion of an eligible option grant, Solazyme will reject your tender of that particular option grant in its entirety. Any such rejection will not affect any other eligible option grant that you properly tender. (See Section 2 of the Offer to Exchange.)

7. May I tender unvested options?

Yes. Your eligible options do not need to be vested in order for you to participate in the offer. If you choose to tender a particular outstanding eligible option, you must tender both the vested and unvested portions of that option.

8. May I tender an option that I have already exercised in full?

No. The offer pertains only to outstanding and unexercised options. It does not apply in any way to shares you have already purchased, whether upon the exercise of options or otherwise. If you have exercised an eligible option grant in part, the remaining unexercised portion of that option grant is outstanding and may be tendered for exchange.

9. If I participate, how many new stock options will I receive?

The exchange ratio has been set at two-for-one. Therefore, if you elect to participate in the exchange offer, you will receive new stock options covering one half of the shares underlying the options you tender for exchange.

10. When will my new stock options vest?

The new stock options received in exchange for eligible tendered options will be subject to the same rate of vesting, from the same vesting commencement date, as the exchanged options, provided that any vesting that would have occurred prior to January 1, 2016 will cumulate and cliff vest on January 1, 2016. For example, if you tendered an option for exchange that covered 9,600 shares that vested monthly over four years from May 1, 2014 (200 shares per month), your new option will cover 4,800 shares (based on the two-for-one exchange rate) with the same vesting rate (1/48, or 100 shares, per month) with a cliff vest of 2,000 shares on January 1, 2016 and 100 shares vesting per month thereafter until fully vested on May 1, 2018. Each new option will have the same final vest date as the corresponding eligible option. There will be no vesting prior to January 1, 2016 even if the tendered option was partially or fully vested at the time of exchange.

11. What will I receive when my new stock options vest?

When your new stock options vest, you will have the right to purchase shares of our common stock at the applicable exercise price per share. Stock options issued in the exchange offer will become vested on the basis of the eligible employee’s continued employment with us or any of our subsidiaries.

12. What is the source of the common stock that will be issued under my new stock options?

The shares of Solazyme common stock underlying the new stock options will be issued under our 2011 Plan. Shares subject to new stock options that are granted under the 2011 Plan and later forfeited or canceled before being exercised will again become available for issuance pursuant to the 2011 Plan.

13. What happens if my employment terminates before all of my new stock options vest?

You will generally forfeit any new stock options that are not vested on the day you stop being an employee for any reason. You may be able to exercise your vested options for a period of time after your employment ends (as specified in your stock option agreement, which is generally three months after termination), although there is no guarantee that your option will be “in-the-money” at that time. (See Section 9 of the Offer to Exchange).

This offer is not a guarantee of employment for any period. Generally, your employment may be terminated at any time by either you or Solazyme, or its subsidiary or successor entity, with or without cause or notice, subject to the requirements under applicable local laws and regulations.

14. Will my new stock options ever expire even if my employment does not terminate?

Yes. The new stock options will expire on the date the exchanged option would have expired.

15. How long will this offer remain open? Can the offer be extended, and if so, how will I know if it is extended?

This offer begins on January 21, 2015 and is scheduled to expire on February 18, 2015, at 9:00 p.m., U.S. Pacific Time. No exceptions will be made to this deadline unless Solazyme extends it. Although Solazyme does not currently intend to do so, Solazyme may, in its sole discretion, extend the expiration date of this offer at any time. If the offer is extended, Solazyme will publicly announce the extension no later than 6:00 a.m., U.S. Pacific Time, on the next business day after the last previously scheduled or announced expiration date. (See Section 15 of the Offer to Exchange.)

16. Why should I consider participating in the offer? What are some of the risks?

THERE ARE NO GUARANTEES OF SOLAZYME’S FUTURE STOCK PERFORMANCE. Solazyme may enter into new or exit businesses or engage in transactions in the future or experience other events that could significantly change its business, results of operations or financial condition or liquidity, structure, ownership, organization or management or the make-up of its Board of Directors, and that could significantly affect the price of the shares.

In evaluating this offer, you should keep in mind that the future performance of Solazyme’s common stock will depend upon, among other factors, the future overall economic environment, the performance of the overall stock market and companies in its sector, the performance of its own business and the risks and uncertainties set forth in its filings with the U.S. Securities and Exchange Commission. Solazyme recommends that you read its Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and its Quarterly Report on Form 10-Q for the period ended September 30, 2014, which have been filed with the U.S. Securities and Exchange Commission and are available at www.sec.gov and www.solazyme.com, as well as all other documents incorporated by reference in the Tender Offer Statement on Schedule TO (to which this document is also an exhibit). See also “Certain Risks of Participating in the Offer” below.

You should consider that participating in this offer will result in you having fewer shares underlying options than you had before you participated in the offer. As a result there could be circumstances in the future where you would have been better off, economically, if you had not participated in the offer.

You should consider that the vesting of your new options will follow the vesting rate of your tendered options but will cumulate through January 1, 2016 and that cumulative vesting will then vest on January 1, 2016. As a result, you will not be vested in, and will be unable to exercise, any portion of your new options prior to January 1, 2016, even if the tendered options were partially or fully vested, even if the Solazyme stock price increases and even if you leave Solazyme before January 1, 2016. As a result there could be circumstances in the future where you would have been better off had you not participated in the offer.

You should consider that all new stock options granted in this program will be non-qualified stock options, which have a different tax treatment than incentive stock options that you may decide to tender for exchange. There could be circumstances where you would be better off, economically, with the tax treatment of the tendered incentive stock options than the tax treatment of the non-qualified stock options received upon exchange.

17. Are there conditions to the offer?

Yes. The offer is subject to a number of conditions that are described in Section 7 of the Offer to Exchange. The offer is not conditioned on a minimum number of options being tendered for exchange or upon a minimum number of option holders accepting the offer. Participation in the offer is completely voluntary.

BACKGROUND AND PURPOSE OF THE OFFER

18. Why is Solazyme making this offer?

Solazyme is making this exchange offer for employee retention purposes and to reduce the “overhang” of outstanding options. Solazyme has granted stock options to substantially all of its employees consistent with the view that (i) long-term compensation should align employees’ interests with the interests of stockholders and (ii) the vesting of stock options over time provides employee retention value. Since going public in 2011, and particularly in recent periods, Solazyme’s stock price has experienced significant volatility. The per share exercise price of stock options is set at the closing price of the common stock on the NASDAQ Global Select Market on the date of grant. The decrease in Solazyme’s stock price over the last four years has resulted in most of the currently outstanding stock options having exercise prices significantly higher than the current market price of the common stock, meaning an important component of Solazyme’s compensation program is perceived by employees as having little value. This perception undercuts both the alignment of employees and stockholders as well as the retention value of the stock options. In order to re-align the interests of employees and stockholders and re-establish the retention value of the stock options, Solazyme is offering employees the opportunity to exchange options with higher exercise prices for options with a lower exercise price but that cover fewer shares and delay vesting. As the number of shares underlying the new options will be one half of the number of shares underlying the tendered options, the offer will also reduce the “overhang” of outstanding options. In this way Solazyme seeks to balance the interests of stockholders and employees. (See Section 3 of the Offer to Exchange.)

19. Will there be additional equity grants in the future?

The Compensation Committee periodically evaluates Solazyme’s compensation programs. At this time, the Compensation Committee believes that equity compensation forms an important component of the compensation programs. Future equity awards to eligible employees will be evaluated periodically, subject to the discretion of the Compensation Committee. Equity grants may consist of stock options, restricted stock units or other types of equity-based awards.

20. Is it likely that an offer similar to this one will be made in the future?

While the Compensation Committee evaluates Solazyme’s compensation programs periodically, it has no current intention to make any similar offer in the future. You should make your decision on the assumption that, if you do not surrender your eligible options in accordance with the terms of this offer, you will not have another similar opportunity.

21. Does the Compensation Committee have a recommendation about this offer?

The Compensation Committee is not making a recommendation about this offer. Although the Compensation Committee has approved this exchange offer, they recognize that the decision to accept or reject this offer is an individual one that should be based on a variety of factors, including your own personal circumstances and preferences. You should consult with your personal advisors if you have questions about your financial or tax situation. Solazyme is not making a recommendation to employees as to whether or not to accept this exchange offer.

22. Is there any information regarding Solazyme of which I should be aware?

Yes. Your decision of whether to accept or reject this offer should take into account the factors described in this Offer to Exchange, as well as the various risks and uncertainties inherent in Solazyme’s business. These risks include, but are not limited to, those risks set forth in Solazyme’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and its Quarterly Report on Form 10-Q for the period ended September 30, 2014. In addition, before making your decision to tender your eligible options, you should carefully review the information about Solazyme discussed in Section 10 of the Offer to Exchange, including where you can find additional information about Solazyme.

HOW TO ELECT TO PARTICIPATE

23. What do I need to do to participate in the offer?

To properly elect to exchange your eligible options, you must submit your properly completed and signed Election Form to Solazyme, in accordance with the instructions in the Election Form, before 9:00 p.m., U.S. Pacific Time, on the expiration date, which is currently February 18, 2015. See Section 4 of the Offer to Exchange.

24. Do I have to return the Election Form or any other document if I do not want to exchange my options? What happens to my options if I do not accept this offer or if my options are not accepted for exchange?

You do not have to return or submit any documents to Solazyme if you do not wish to exchange your eligible options in this offer. If Solazyme does not receive your Election Form by the expiration of the offer, you will not participate in the option exchange program. This offer is completely voluntary, and there are no penalties for electing not to participate in the offer. If you do not elect to participate in the offer, or if Solazyme does not accept options that are tendered for exchange, you will keep all your current options, and you will not receive any new stock options in connection with this offer. The offer will not result in any changes to the terms of options you choose not to tender for exchange. (See Section 4 of the Offer to Exchange.)

25. If I elect to exchange my options by submitting an election to participate, can I change my mind?

Yes. If you decide to participate in the offer and then decide to withdraw or change all or some of the elections you submitted, you may do so at any time before the offer expires. You may withdraw your elections by submitting a Notice of Withdrawal according to the instructions specified in the Notice of Withdrawal such that Solazyme receives it before the offer expires (which is currently scheduled for 9:00 p.m., U.S. Pacific Time, on February 18, 2015). (See Section 5 of the Offer to Exchange.)

U.S. FEDERAL AND INTERNATIONAL TAX CONSIDERATIONS

26. Will I have to pay U.S. federal income taxes at the time of the exchange if I participate in the offer? What are the U.S. federal income tax consequences of my new stock options?

Solazyme believes that employees who are subject to U.S. income taxation will incur no immediate U.S. federal income tax consequences as a result of either electing to retain their eligible options or electing to exchange their eligible options for new stock options. Employees subject to U.S. income taxation will generally recognize no taxable income upon the receipt of new stock options. You will, however, recognize ordinary income upon exercise of the new stock options. See Section 14 (“Material U.S. Federal Income Tax Consequences”) for additional information regarding the U.S. federal income tax consequences of participating in the exchange offer.

Even if your eligible options are “incentive stock options” for U.S. tax purposes, your new stock options will be non-qualified stock options.

If you are subject to income tax in more than one country, you should be aware that there may be income tax and social insurance contribution consequences in addition to those described in the exchange offer that may apply to you. Please consult your personal tax advisor to discuss these consequences.

HOW TO GET MORE INFORMATION

27. Who can I talk to if I have questions about the offer?

For additional information or assistance, you should call Paul Quinlan at (650) 780-4777, or Lori Urushima at (650) 780-4777, or send an email to options-exchange@solazyme.com. In addition to these resources, Solazyme may arrange for question and answer sessions about this exchange program. These sessions will not be a solicitation or make any recommendations whatsoever with respect to the offer. For example, neither Solazyme nor any of its officers or other representatives will be able to answer questions about your personal situation, tell you whether or not participate, or otherwise provide an assessment of the merits of this offer.

Solazyme strongly recommends that you read the rest of this Offer to Exchange and the other documents referenced herein. You should also consult your personal advisors if you have questions about your financial or tax situation.

CERTAIN RISKS OF PARTICIPATING IN THE OFFER

Participation in the exchange offer and the future performance of Solazyme’s common stock involve a number of potential risks, including those described in this section and the risks described under the heading entitled “Risk Factors” in our Annual Report on Form 10-K for our fiscal year ended December 31, 2013, filed with the U.S. Securities and Exchange Commission on March 14, 2014, and in our Quarterly Report on Form 10-Q for the period ended September 30, 2014, filed with the U.S. Securities and Exchange Commission on November 6, 2014. Eligible individuals should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the exchange offer. We strongly recommend that you read the rest of this Offer to Exchange.

ECONOMIC RISKS

If the trading price of our common stock increases in the future, the realized value of your new stock options might be worth less than the realized value of eligible options that you surrendered in the exchange offer.

Because the exchange offer is not based on a one-for-one exchange ratio with respect to the eligible options, it is possible that in the future the eligible options that you currently hold could be economically more valuable than the new stock options granted pursuant to the exchange offer. For example, if you exchange an eligible option exercisable for 1,000 shares with an exercise price of $10.00 per share and a remaining term of three years, you will receive a new stock option exercisable for 500 shares and a remaining term of three years. Assume, for illustrative purposes only, that the exercise price of your new stock option is $2.50 per share and that in three years the trading price of our common stock has increased to $20.00 per share. Under this example, if you had retained and exercised your eligible option and then sold the subject shares at $20.00 per share, you would have realized a pre-tax gain of $10,000. If you exchanged your eligible option and exercised, and sold the shares subject to, your new stock option, however, you would realize a pretax gain of only $8,750.

If our stock price increases after the date your tendered options are canceled, including if we are acquired by or merge with another company, your canceled options might have been worth more than the new stock options that you receive in exchange for them.

We cannot predict the market price of our stock. It is possible over time that options you tender for exchange could have had a greater value or lesser value than the new stock options you receive under the exchange offer.

We may engage in transactions in the future with business partners, other companies or stockholders or significantly change our structure, ownership, organization or management or the make-up of our Board of Directors, and that could significantly affect the market price of our common shares.

If you tender incentive stock options for exchange you will be foregoing the tax advantages of incentive stock options as the new options received in exchange will be non-qualified stock options.

The new stock options you will be granted in this offer will be non-qualified stock options that are taxed differently than incentive stock options. As described in Section 14 “Material U.S. Federal Income Tax Consequences”, upon exercise of a new stock option (a non-qualified stock option), you will generally be subject to income and employment tax withholding (including FICA) and recognize ordinary income for U.S. federal tax purposes. The taxation of incentive stock options is different in that income taxes may be delayed upon exercise and certain employment taxes, such as FICA, are not payable. If you elect to tender incentive stock options into the exchange offer, the taxation of exercises of your new stock options (non-qualified stock options) may be less economically favorable to you than if you had chosen not to tender your incentive stock options into the exchange offer and had exercised those incentive stock options.

If your exchanged options have already vested or will vest prior to January 1, 2016, you will be exchanging options that you could exercise prior to January 1, 2016 for options that do not begin vesting until, and that you cannot exercise prior to, January 1, 2016. This will delay, and may prevent, you from realizing any value related to these options.

The new stock options you will be granted in this offer do not begin vesting until January 1, 2016. If you tender for exchange options that have already vested or will vest prior to January 1, 2016, you will be foregoing the ability to realize value related to these options until at least January 1, 2016 and will be unable to take advantage of any price increases in Solazyme stock prior to January 1, 2016. In addition, if your employment with Solazyme terminates prior to January 1, 2016 you will have foregone realizing any value related to these options. There is no guarantee of the performance of Solazyme’s stock price during this period.

TAX-RELATED RISKS

General

We believe that you will not be subject to current U.S. federal income taxation if you elect to keep your eligible options. If you elect to exchange your eligible options, we believe you will not recognize any income at the time your new stock options are granted. Your new stock options will be non-qualified stock options for U.S. federal income tax purposes. Upon exercise of a new stock option, you will generally be subject to income and employment tax withholding (e.g., FICA) and recognize ordinary income for U.S. federal tax purposes measured by the excess of the then fair market value of the shares over the exercise price of the option. The subsequent sale of the shares acquired upon exercise of a new stock option generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise prices paid for the shares plus the ordinary income recognized with respect to the shares, and these capital gains or losses will be treated as long-term capital gains or losses if you held the shares for more than one year following exercise of the option.

You should review Section 14 of the Offer to Exchange (“Material U.S. Federal Income Tax Consequences”) carefully for a more detailed discussion of the potential income tax consequences of participating in the exchange offer. We recommend that you consult with your personal tax advisor with respect to the tax consequences relating to your specific circumstances before deciding whether or not to participate in the exchange offer.

BUSINESS-RELATED RISKS

For a description of risks related to Solazyme’s business, please see “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the period ended September 30, 2014.

THE OFFER

Section 1. Eligibility.

Employees are “eligible employees” if they are employees of Solazyme, Inc. on the date the offer commences and on the date on which the tendered options are cancelled and new stock options are granted. Solazyme’s non-employee members of the Board of Directors are not eligible to participate in the offer. Employees who are on medical, maternity, paternity, worker’s compensation, military or another statutorily protected leave of absence or an approved personal leave of absence are eligible to participate in the offer.

If you are currently considered an “at-will” employee, this exchange offer does not change that status, and your employment may be terminated by Solazyme, Inc. or by you at any time, including before the exchange offer expires, for any reason, with or without cause.

Section 2. Number of New Stock Options; Expiration Date.

Solazyme is offering to cancel “eligible options” for new grants of stock options. Eligible options are those options to purchase Solazyme’s common stock held by eligible employees that have an exercise price equal to or greater than $6.79. The offer is subject to the terms and conditions described in this Offer to Exchange, the Election Form and the Notice of Withdrawal.

The new stock options to be issued in the exchange offer will represent rights to purchase shares of our common stock at a specified exercise price on future dates when those rights have vested following a required period of employment. Options issued in the exchange offer will become vested on the basis of the eligible employee’s continued employment with us or our subsidiaries at the same rate of vesting as the corresponding eligible option, provided that any vesting that would have occurred prior to January 1, 2016 will cumulate and cliff vest on that date (See “Source and Amount of Consideration; Terms of New Stock Options” in Section 9.) A participant in the exchange offer will generally forfeit any new stock options he or she receives to the extent they are unvested at the time his or her employment with us terminates for any reason. The new stock options will have the same maximum term as the remaining term of the exchanged options, subject to earlier expiration in connection with termination of employment. The new stock options will be granted under, and will be subject to the terms and conditions of, our 2011 Plan and a stock option agreement between Solazyme and the eligible employee.

As of January 20, 2015, options to purchase approximately 13,929,135 shares of common stock were outstanding under Solazyme’s equity compensation plans. Of these, options held by eligible employees to purchase approximately 6,365,040 shares of common stock were eligible options for this offer. Assuming all such options are properly tendered for exchange, Solazyme will issue approximately 3,182,587 new stock options.

You may tender for exchange any or all of your eligible option grants. However, if you choose to tender an eligible option grant, you must tender for exchange the entire outstanding, unexercised portion of that option grant. Any reference to an “option grant” in this offer means options that were granted as a single grant on a particular date at the same price. For example, if an eligible employee has received two individual option grants, both of which remain outstanding in their entirety, consisting of (a) an option to purchase 1,000 shares of common stock with an exercise price of $12.00 and (b) an option to purchase 500 shares of common stock with an exercise price of $10.00, that employee may choose to exchange all or none of the option to purchase 1,000 shares with an exercise price of $12.00 and all or none of the option to purchase 500 shares with an exercise price of $10.00. The employee may not choose to exchange only a portion of the 1,000-share option grant or a portion of the 500-share option grant. Solazyme will not accept partial tenders of option grants. If you attempt to tender for exchange less than the entire outstanding, unexercised portion of an eligible option grant, Solazyme will reject your tender of that particular option grant in its entirety. Any such rejection will not affect your tender of any other eligible option grant that you properly tender.

The number of new stock options you will receive in exchange for a cancelled eligible option grant will be determined by a two-for-one ratio. This exchange ratio means that for each two shares subject to a cancelled option grant, Solazyme will grant a new stock option for one share.

This offer will expire on the expiration date. The term “expiration date” means 9:00 p.m., U.S. Pacific Time, on February 18, 2015 unless Solazyme, in its discretion, extends the period of time during which the offer will remain open. If Solazyme extends the period of time during which the offer remains open, the term “expiration date” will mean the latest time and date at which the offer expires. See Section 15 for a description of Solazyme’s rights to extend, delay, terminate and amend the offer.

Section 3. Purpose of the Offer.

Solazyme is making this exchange offer for employee retention purposes and to reduce the “overhang” of outstanding options. Solazyme has granted stock options to substantially all of its employees consistent with the view that (i) long-term compensation should align employees’ interests with the interests of stockholders and (ii) the vesting of stock options over time provides employee retention value. Solazyme’s Board of Directors and Compensation Committee believe equity compensation encourages employees to work toward Solazyme’s success and provides a means by which employees benefit from the value of common stock, and that equity compensation plays a vital role in the retention and recruiting of employees.

Since going public in 2011, and particularly in recent periods, Solazyme’s stock price has experienced significant volatility. The per share exercise price of stock options is set at the closing price of the common stock on the NASDAQ Global Select Market on the date of grant. The decrease in Solazyme’s stock price over the last four years has resulted in most of the currently outstanding stock options having exercise prices significantly higher than the current market price of the common stock, meaning an important component of Solazyme’s compensation program is perceived by employees as having little value. This perception undercuts both the alignment of employees and stockholders as well as the retention value of the stock options. In order to re-align the interests of employees and stockholders and re-establish the retention value of the stock options, Solazyme is offering employees the opportunity to exchange options with higher exercise prices for options with a lower exercise price but that cover fewer shares and delay vesting. As the number of shares underlying the new options will be one half of the number of shares underlying the tendered options, the offer will also reduce the “overhang” of outstanding options. In this way Solazyme seeks to balance the interests of stockholders and employees.

Although the Compensation Committee has approved this offer, it recognizes that the decision to accept or reject the offer is an individual one that should be based on a variety of factors. Accordingly, you should consult with your personal advisors if you have questions about your financial or tax situation. Solazyme and its Compensation Committee are not making any recommendation to you as to whether you should elect to exchange your options. You must make your own decision whether to exchange your options.

Section 4. Procedures for Tendering Options.

Proper Tender of Options.

To properly elect to exchange your eligible options, Solazyme must receive your properly completed Election Form before 9:00 p.m., U.S. Pacific Time, on the expiration date, which is currently February 18, 2015. You must complete, sign and date according to the instructions contained in the Election Form and return it by one of the following methods:

•	Via Electronic Delivery: Scan and email it to options-exchange@solazyme.com

•	Via Facsimile: Solazyme, Attn: Idalina Chan, fax number (650) 989-6700

•	Via Regular Mail, Overnight Courier or Hand Delivery: Solazyme, Inc., 225 Gateway Boulevard, South San Francisco, CA 94080 Attn: Idalina Chan

Your acceptance of the offer will be effective on the date and time Solazyme receives your Election Form by any of the methods described above. It is your responsibility to ensure that your election is received by Solazyme as described above, no matter when you sent the Election Form, by the expiration date and time deadline.

You do not need to return your stock option agreements in order to accept the offer.

You may confirm that your document has been received by calling Idalina Chan at (650) 780-4777 or by emailing her at options-exchange@solazyme.com. Solazyme intends to confirm receipt of your Election Form within three business days of its arrival. If you do not receive confirmation of receipt, it is your responsibility to ensure that Solazyme has properly received your election.

You are not required to return the Election Form. However, if Solazyme does not receive the Election Form before 9:00 p.m., U.S. Pacific Time, on the expiration date, which is currently February 18, 2015, Solazyme will interpret this as your election not to participate in the offer, and you will retain all of your outstanding options with their current terms.

Your proper and timely submission of an election to participate or an election to withdraw from participation will constitute a “submitted election”. To be timely, your Election Form must be received by Solazyme as described above before the offer expires.

The method of delivery of your Election Form is at your election and risk. Your Election Form will be effective upon receipt. In all cases, you should allow sufficient time to ensure Solazyme receives it in time. If you do not receive confirmation of receipt, it is your responsibility to ensure that Solazyme has received your election.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.

Solazyme will determine, in its discretion, all questions as to the number of shares subject to eligible options, and the validity, form, eligibility (including time of receipt) of submitted elections (including any changes of elections) and acceptance of any tender of options. Solazyme’s determination of these matters will be final and binding on all parties. Solazyme may reject any submitted elections or any options tendered for exchange to the extent that Solazyme determines they are not properly completed or to the extent that Solazyme determines it is unlawful to accept the options for exchange. Solazyme may waive any defect or irregularity in a submitted election. No eligible options will be properly tendered for exchange until all defects or irregularities have been cured by the option holder or waived by Solazyme. Neither Solazyme nor any other person is obligated to give notice of any defects or irregularities in any submitted election, and no one will be liable for failing to give notice of any defects or irregularities.

Your Choosing to Participate and Solazyme’s Accepting Your Options Constitute an Agreement.

If you elect to exchange your options by submitting an Election Form in accordance with the procedures described above, you will have accepted the terms and conditions of the offer. If Solazyme accepts the eligible options that you properly tender for exchange, there will be a binding agreement between Solazyme and you on the terms and subject to the conditions of this Offer to Exchange and the Election Form. Subject to Solazyme’s rights to extend, terminate and amend the offer, Solazyme expects to accept promptly after the expiration of the offer all properly tendered eligible options that have not been validly withdrawn.

Effect of Exchange on Options.

If you elect to exchange your eligible options and Solazyme accepts such options for exchange, effective on acceptance, the eligible options you tendered for exchange will be cancelled and the stock option agreement(s) evidencing them will be deemed null and void. You will thereafter receive a new award agreement governing the terms of your new stock options. If you do not elect to exchange your eligible options or you properly withdraw a previously submitted election, you will not participate in the offer with respect to such options and you will retain your options at their current exercise price(s) and subject to their current terms.

Questions About the Offer.

You can ask questions about this offer or request assistance, additional copies of the exchange offer documents and additional copies of the Election Form by contacting Paul Quinlan at (650) 780-4777, or Lori Urushima at (650) 780-4777, or by email at options-exchange@solazyme.com.

Section 5. Withdrawal Rights and Change of Election.

You may only withdraw your tendered options or change your election in accordance with the provisions of this Section 5.

You may withdraw your tendered options from the option exchange offer at any time before 9:00 p.m., U.S. Pacific Time, on February 18, 2015. If Solazyme extends the offer beyond that time, you may withdraw your tendered options at any time until the extended expiration date. Solazyme expects to accept and cancel all properly tendered eligible options promptly following the expiration of the offer. However, if Solazyme has not accepted and cancelled your properly tendered eligible options by 9:00 p.m., U.S. Pacific Time, on February 18, 2015, you may withdraw your tendered options at any time after that date and until your tendered options have been accepted.

Please note that, just as you may not tender only a part of an eligible option, you may also not withdraw your election with respect to only part of an eligible option. Accordingly, if you elect to withdraw a previously tendered option represented by a particular grant, you must reject this exchange offer with respect to the entire option represented by that particular grant, but you need not withdraw your tender of other eligible options represented by different grants.

If you previously elected to exchange eligible options for new stock options by submitting an Election Form and you would like to withdraw your election to exchange one or more of your eligible option grants, you must notify Solazyme before the offer expires by completing, signing, dating and returning the Notice of Withdrawal to Solazyme according to the instructions contained in the form so that Solazyme receives it before 9:00 p.m., U.S. Pacific Time, on February 18, 2015, unless the offer is extended, in which case your Notice of Withdrawal must be received before the extended expiration of the offer. You must send the entire Notice of Withdrawal by one of the following methods:

•	Via Electronic Delivery: Scan and email it to options-exchange@solazyme.com

•	Via Facsimile: Solazyme, Attn: Idalina Chan, fax number (650) 989-6700

•	Via Regular Mail, Overnight Courier or Hand Delivery: Solazyme, Inc., 225 Gateway Boulevard, South San Francisco, CA 94080 Attn: Idalina Chan

Your withdrawal from the offer will be effective on the date and time Solazyme receives your Notice of Withdrawal by any of the methods described above. It is your responsibility to ensure that your withdrawal is received by Solazyme before the expiration of this offer.

If you send a Notice of Withdrawal, you may confirm that your document has been received by calling Idalina Chan at (650) 780-4777 or by emailing her at options-exchange@solazyme.com. Solazyme intends to confirm receipt of your Notice of Withdrawal within three business days of its arrival. If you do not receive confirmation of receipt, it is your responsibility to ensure that Solazyme has properly received your Notice of Withdrawal.

If you later decide to make a new election to tender eligible options in this offer, you must submit a new Election Form by following the instructions in Section 4. Please see Section 4 for location and contact information you should use to request additional copies of the Election Form or the Notice of Withdrawal. You may not rescind any withdrawal, and options you withdraw will thereafter be deemed not properly tendered for purposes of the offer, unless you properly re-tender those options by submitting a new properly completed and executed Election Form before the offer expires.

The final change to your elections that you submit to Solazyme prior to the expiration of the offer will be binding, and you will not be permitted to make any further withdrawals or elections after the offer expires.

Neither Solazyme nor any other person is obligated to give notice of any defects or irregularities in any Notice of Withdrawal or new Election Form, and no one will be liable for failing to give notice of any defects or irregularities. Solazyme will determine, in its discretion, all questions as to the form and validity, including time of receipt, of Notices of Withdrawal and new Election Forms. Solazyme’s determinations of these matters will be final and binding.

To be timely, your election to withdraw previously tendered options from this offer must be received by Solazyme before the offer expires by delivery of a Notice of Withdrawal as described above.

The method of delivery of your Notice of Withdrawal is at your election and risk. Your Notice of Withdrawal will be effective upon receipt by Solazyme. In all cases, you should allow sufficient time to ensure Solazyme receives it in time. If you do not receive confirmation of receipt, it is your responsibility to ensure that Solazyme has received your election.

Section 6. Acceptance of Options for Exchange and Issuance of New Stock Options.

Upon the terms and subject to the conditions of this offer, Solazyme expects to accept for exchange, promptly following the expiration date, all eligible options properly tendered and not validly withdrawn before the expiration of the offer. All options accepted pursuant to this offer will be cancelled as of the date of acceptance, and you will no longer have any rights under those options. New stock options will be granted as promptly as practicable following acceptance of the exchanged options. If Solazyme extends the expiration date of the offer, the time in which the new stock options will be granted will be similarly delayed.

Solazyme will not accept a partial tender of an eligible option grant. However, you may tender the remaining portion of an eligible option grant that you have partially exercised.

For purposes of the offer, Solazyme will be deemed to have accepted for exchange eligible options that are validly tendered and not properly withdrawn when Solazyme gives notice to option holders of acceptance. Solazyme will give notice of acceptance, which may be by inter-office mail, email, facsimile or press release, promptly following the expiration date.

All new stock options will be granted under the 2011 Plan and will be subject to the terms and conditions of an award agreement. As promptly as practicable after the grant date, Solazyme will send you an award agreement (in substantially the appropriate form filed as an exhibit to the Tender Offer Statement on Schedule TO), which will be effective from and as of the grant date. By tendering your option grants in this offer, you are agreeing to the terms of such award agreement.

If you are not an eligible employee of Solazyme, Inc. on the expiration date, your election to exchange your options will automatically be deemed to have been withdrawn as of the date of your termination, and the offer will not affect the terms of your existing options.

It is possible that, prior to the cancellation of options tendered for exchange and the grant of new stock options, Solazyme might affect or enter into an agreement for a merger or other similar transaction in which Solazyme is acquired by another company. If there is a sale of all or substantially all of Solazyme’s assets or stock, or Solazyme merges with another company, before the expiration of the offer, you may withdraw your tendered options and have all the rights afforded you to acquire the common stock under the existing agreements evidencing those options. Further, if Solazyme is acquired prior to the expiration date, Solazyme reserves the right to withdraw the offer, in which case your options and your rights under them will remain intact subject to all of their terms and conditions.

Section 7. Conditions of the Offer.

Subject to rules of the U.S. Securities and Exchange Commission and notwithstanding any other provision of the offer, Solazyme will not be required to accept for exchange any options and may terminate or amend the offer or postpone the acceptance for exchange of any options, if at any time on or after commencement of the offer and before the expiration date of the offer any of the following events shall have occurred (or shall have been determined by Solazyme to have occurred) that in Solazyme’s judgment makes it inadvisable to proceed with the offer or with acceptance for exchange:

•	there has been instituted or is pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that challenges the making of the offer, the acquisition of some or all of the tendered options pursuant to the offer, or the issuance of new stock options in exchange for options; or that, in Solazyme’s reasonable judgment, would materially and adversely affect the business, condition (financial or other), income, operations or prospects of Solazyme and its subsidiaries, or otherwise materially impair in any way the contemplated future conduct of Solazyme’s business or the business of any of its subsidiaries or materially impair (such as by increasing the accounting or other costs of the offer) the contemplated benefits of the offer to Solazyme described in Section 3 above;

•	there has been any action pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or Solazyme by any court or any authority, agency or tribunal that, in Solazyme’s reasonable judgment, would:

•	make the acceptance for exchange of, or the issuance of new stock options for, some or all of the options illegal or otherwise restrict or prohibit consummation of the offer;

•	delay or restrict Solazyme’s ability, or render Solazyme unable, to accept for exchange, or issue new stock options for, some or all of the tendered options;

•	materially impair (such as by increasing the accounting or other costs of the offer) the contemplated benefits of the offer to Solazyme described in Section 3 above; or

•	materially and adversely affect the business, condition (financial or other), income, operations or prospects of Solazyme and its subsidiaries, taken as whole, or otherwise materially impair in any way the contemplated future conduct of Solazyme’s business or the business of any of its subsidiaries;

•	there has occurred any of the following:

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory);

•	the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States, which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of this offer;

•	any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in Solazyme’s reasonable judgment, would affect the extension of credit by banks or other lending institutions in the United States;

•	any change in the general political, market, economic or financial conditions in the United States or abroad that would, in Solazyme’s reasonable judgment, have a material and adverse effect on Solazyme’s business, condition (financial or other), operations or prospects or on the trading in the common stock;

•	any change in the general political, market, economic or financial conditions in the United States or abroad that would have, in Solazyme’s reasonable judgment, a material and adverse effect on its business, condition (financial or other), operations or prospects or that of its subsidiaries or that, in its reasonable judgment, makes it inadvisable to proceed with this offer;

•	in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof;

•	any change in generally accepted accounting principles or interpretations of generally accepted accounting principles that would, in Solazyme’s reasonable judgment, materially and adversely affect the manner in which Solazyme is required for financial accounting purposes to account for the offer;

•	a tender or offer with respect to some or all of Solazyme’s common stock, or a merger or acquisition proposal for Solazyme, has been proposed, announced or made by another person or entity or has been publicly disclosed, or Solazyme has learned that:

•	any person, entity or “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of Solazyme’s common stock, or any new group has been formed that beneficially owns more than 5% of the outstanding shares of the common stock (other than a filing on Schedule 13G and other than any such person, entity or group who has filed a Schedule 13D with the U.S. Securities and Exchange Commission on or before the expiration date of the offer);

•	any person, entity or group who has filed a Schedule 13D or Schedule 13G with the U.S. Securities and Exchange Commission on or before the expiration date of the offer has acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of the common stock;

•	any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire Solazyme or any of its subsidiaries or any of their respective assets or securities;

•	any change or changes shall have occurred in Solazyme’s business, condition (financial or other), assets, income, operations, prospects or stock ownership or that of its subsidiaries that, in its reasonable judgment, has or would have a material adverse effect on Solazyme and its subsidiaries, taken as a whole; or

•	the average closing price of Solazyme’s common stock, as reported on the NASDAQ Global Select Market, for the five business days prior to the date of expiration of this offer is $6.79 or higher.

The conditions to the offer are for Solazyme’s benefit. Solazyme may assert these conditions at its discretion prior to the expiration date. Solazyme may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in its discretion, whether or not Solazyme waives any other conditions to the offer. Solazyme’s failure at any time to exercise any of these rights will not be deemed a waiver of such rights, but will be deemed a waiver of its ability to assert the condition that was triggered with respect to the particular circumstances under which Solazyme failed to exercise its rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed to be a waiver with respect to any other facts and circumstances. Any determination or judgment Solazyme makes concerning the events described in this section will be final and binding upon all persons.

Section 8. Price Range of Our Common Stock.

Solazyme’s common stock is quoted on the NASDAQ Global Select Market under the trading symbol “SZYM”. The following table sets forth, for the periods indicated, the high and low intraday sales prices per share of the common stock as reported by the NASDAQ Global Select Market.

	High	Low
Fiscal Year Ended December 31, 2013
First Quarter	$9.49	$6.81
Second Quarter	12.89	7.15
Third Quarter	13.09	10.20
Fourth Quarter	12.10	8.00
Fiscal Year Ended December 31, 2014
First Quarter	15.00	9.32
Second Quarter	12.44	8.90
Third Quarter	12.08	7.31
Fourth Quarter	8.00	2.15
Fiscal Year Ended December 31, 2015
First Quarter (through January 20, 2015)	2.68	2.17

On January 20, 2015, the closing price per common share as reported by the NASDAQ Global Select Market was $2.25.

Solazyme’s stock price has been, and in the future may be, highly volatile. The trading price of the common stock has fluctuated widely in the past and is expected to continue to do so in the future, as a result of a number of factors, some of which are outside Solazyme’s control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many companies, and that have often been unrelated or disproportionate to the operating performance of these companies.

Solazyme recommends that you review the current market price of the common shares before deciding whether to elect to exchange your options.

Section 9. Source and Amount of Consideration; Terms of New Stock Options.

Consideration.

The number of whole new stock options to be granted in exchange for each eligible option grant will be determined based upon a two-for-one exchange ratio. Thus, for each two shares underlying a stock option tendered for exchange, you will receive a new stock option covering one share. Any partial option share resulting from the exchange will be rounded up. Each eligible employee will receive a statement identifying the option grants held by the employee that have exercise prices equal to or greater than the threshold price of $6.79 and therefore are eligible for exchange.

As of January 20, 2015, options to purchase approximately 13,929,135 shares of common stock were outstanding under Solazyme’s equity compensation plans. Of these, options held by eligible employees to purchase approximately 6,365,040 shares of common stock have exercise prices equal to or greater than $6.79 per share, and are thus potentially eligible to participate in this offer. The number of shares held by eligible employees having exercise prices equal to or greater than $6.79 per share is approximately 8% of the total number of shares of common stock issued and outstanding as of January 20, 2015. If Solazyme receives and accepts for exchange all such outstanding options having exercise prices equal to or greater than $6.79 per share, Solazyme will issue approximately 3,182,587 new stock options, representing a number of shares equal to approximately 4% of the total number of shares of Solazyme’s common stock issued and outstanding as of January 20, 2015.

The new stock options will be granted under the 2011 Plan.

Terms of the New Stock Options.

The new stock options issued pursuant to this offer will be issued under the 2011 Plan and a stock option agreement. As promptly as practicable after the grant date, Solazyme will send to each recipient of new stock options in this offer a completed award agreement. The following description of the new stock options to be granted under the 2011 Plan is a summary of the material terms of these awards.

Important Note: The description below of the 2011 Plan and the new stock options to be granted in this offer is merely a summary and does not purport to be complete. Any statements are subject to, and are qualified in their entirety by reference to, all provisions of the 2011 Plan and the applicable form of agreement evidencing the stock option. These documents have been included as exhibits to the Tender Offer Statement on Schedule TO filed with the U.S. Securities and Exchange Commission (to which this document is also an exhibit).

In addition, please note that your award agreement will contain additional provisions regarding data privacy, responsibility for taxes, and an acknowledgment and waiver with respect to the nature of the offer. Furthermore, your award agreement may contain additional provisions if necessary or advisable to comply or facilitate compliance with applicable local laws and regulations.

•	General. As of January 20, 2015, there were approximately 7,385,513 shares of common stock available for grant under the 2011 Plan. This number will be increased by approximately 6,365,040 shares subject to eligible options cancelled in this offer that were granted under the 2011 Plan (including the 2004 Equity Incentive Plan, of which the 2011 Plan is a continuation and successor), but will be decreased by the number of shares subject to new stock options granted in the exchange program. The 2011 Plan permits the Compensation Committee to grant a variety of equity-based awards, including the new stock options to be granted in this offer.

•	Purpose. The purpose of the 2011 Plan is to motivate and reward those employees and other individuals who are expected to contribute significantly to the success of Solazyme, Inc. and its affiliates to perform at the highest level and to further the best interests of Solazyme and its stockholders.

•	Administration. The 2011 Plan is generally administered by the Compensation Committee. Subject to the provisions of the 2011 Plan, the Compensation Committee selects the individuals eligible to be granted awards under the 2011 Plan, the types of awards granted, the time(s) at which awards may be granted, the number of shares, units or rights subject to each award and all of the terms and conditions of each award. The Compensation Committee has the authority to interpret the 2011 Plan and to make all other determinations relating to the 2011 Plan.

•

Nature of New Stock Options. The new stock options to be issued under the exchange offer are rights to purchase shares of our common stock at the specified exercise price on future dates when those rights have vested following a required period of employment. New stock options issued in the exchange offer will have the same rate of vesting, from the same vesting commencement date, as the corresponding eligible option, provided that any vesting that would have occurred prior to January 1, 2016 will cumulate and cliff vest on January 1, 2016. Vesting will be contingent on your continued employment with Solazyme or its subsidiaries. For example, if you tendered an option for exchange that covered 9,600 shares that vested monthly over four years from May 1, 2014 (200 shares per month), your new option will cover 4,800 shares (based on the two-for-one exchange rate) with the same vesting rate (1/48, or 100 shares, per month) with a cliff vest of 2,000 shares on January 1, 2016 and 100 shares vesting per month thereafter until fully vested on May 1, 2018. You will generally forfeit any stock options received to the extent that they remain unvested at the time your employment with us terminates for any reason so that in the above example, if your employment with us terminates prior to January 1, 2016 you will forfeit the new option covering 4,800 shares. The new options will have the same final vest date as the corresponding eligible option. The new stock options will expire on the date that the exchanged option would have expired, subject to earlier expiration in connection with termination of employment.

•	Transfer and Exercise Restrictions. Until they have vested and been exercised, your stock options may not be sold, assigned, transferred, pledged or otherwise disposed of or encumbered, other than by will or the laws of descent and distribution. In addition, for forty-five days following the completion of this exchange offer, the new stock options may not be exercised.

•	Voting and Dividend Rights. You will have no voting rights and no rights to receive any dividends paid with respect to shares of common stock prior to the date on which you acquire shares upon exercise of your stock options.

•	Adjustments Upon Certain Events. Subject to any required action by stockholders, in the event of any change in Solazyme’s common stock effected without receipt of consideration by Solazyme, whether through recapitalization, reclassification, stock dividend, stock split, reverse stock split, subdivision, combination or similar change in Solazyme’s capital structure, equitable adjustments will be made in the number and kind of shares subject to new stock options, as determined by the Compensation Committee.

•	Amendment or Termination of the 2011 Plan. The Board of Directors has the authority to amend or terminate the 2011 Plan at any time.

•	Registration of Shares. The shares of Solazyme common stock that may be issued pursuant to any new stock options granted in connection with the exchange have been registered under the Securities Act of 1933, as amended (the “Securities Act”) on a registration statement on Form S-8 filed with the U.S. Securities and Exchange Commission. Unless you are considered an “affiliate” of Solazyme, you will generally be able to sell the vested shares you purchase pursuant to your new stock options free of any transfer restrictions under applicable United States securities laws, subject to compliance with applicable securities laws, Solazyme securities trading policies and any other legal requirements.

•	Tax Consequences. You should refer to Section 14 for a discussion of the material U.S. federal income tax consequences of the acquisition of new stock options under this offer.

Section 10. Information Concerning Solazyme, Inc.

General. Solazyme, Inc. is incorporated in the State of Delaware. Solazyme’s principal executive offices are located at 225 Gateway Boulevard, South San Francisco, CA 94080, and the telephone number at that address is (650) 780-4777.

Solazyme makes renewable oils and other bioproducts. Solazyme’s proprietary technology uses highly optimized microalgae in an industrial fermentation process to transform a growing range of abundant plant-based sugars into high-value triglyceride oils and other bioproducts. Globally, triglyceride oils touch our lives in numerous ways; from food and industrial oils, to fuels and personal care products.

Solazyme’s main commercial focus is on selling oil-based products, including tailored oils and powdered oils, to companies that use them as intermediates and ingredients. Solazyme has also invested in consumer-focused businesses that commercialize branded products manufactured through Solazyme’s various proprietary processes.

Solazyme’s renewable products can replace or enhance products derived from the world’s three existing sources of oils: petroleum, plants, and animal fats. We tailor the composition of our oils and other bioproducts to address specific customer requirements, offering superior performance characteristics and value. Our renewable products can replace or improve intermediates and ingredients in major markets served by conventional oils as well as myriad specialty markets where characteristics such as lubricity and thermal and oxidative stress are key performance factors. In addition, our first powdered products can replace oil/fat and protein based ingredients such as butter, eggs and whey for many foods where customers are seeking improved nutrition, hypoallergenic and organoleptic properties.

Solazyme’s tailored oils offer additional value as compared to conventional oils. For example, our tailored, renewable oils can enable our customers to improve product performance, reduce processing costs and/or improve their products’ sustainability profile. Many of our products are drop-in replacements and can be used in the existing production, refining, finishing and distribution infrastructure in our target markets. We anticipate that the average selling prices (ASPs) of our products will capture the enhanced value that results from tailoring compositions of oils that enable heightened performance. As such, we expect our products to generate attractive margins in our target markets.

Additional information about Solazyme is available on Solazyme’s website at www.solazyme.com. Information contained on the website is not incorporated by reference in, or made part of this Offer to Exchange on Schedule TO or Solazyme’s other filings with or reports furnished to the U.S. Securities and Exchange Commission.

In the ordinary course of business, Solazyme regularly engages in, evaluates, and expects to continue to engage in and evaluate, a wide array of potential strategic transactions, including (i) acquisitions of companies, businesses, intellectual properties, and other assets, and (ii) investments in new technologies. Subject to the foregoing, and except as otherwise disclosed in this Offer to Exchange or in Solazyme’s filings with the U.S. Securities and Exchange Commission, Solazyme presently has no plans or proposals and is not engaged in negotiations that relate to or are currently likely to result in:

•	a material extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving Solazyme or any of its subsidiaries;

•	any purchase, sale or transfer of a material amount of its assets or the assets of any of its subsidiaries;

•	any material change in its present dividend rate or policy, its indebtedness or capitalization;

•	any change in its present Board of Directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer’s material terms of employment;

•	any other material change in its corporate structure or business;

•	its common shares being delisted from the NASDAQ Global Select Market;

•	its common shares becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934;

•	the suspension of its obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act of 1934;

•	the acquisition by any person of any of its securities or the disposition of any of its securities; or

•	any change in its certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of Solazyme by any person.

Solazyme cannot assure you that it will not plan, propose or engage in negotiations with respect to the above noted matters during or after the expiration of this offer.

Certain Financial Information. The financial information included in our Annual Report on Form 10-K for the year ended December 31, 2013, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, is incorporated herein by reference. Please see Section 17 (“Additional Information”) for instructions on how you can obtain copies of our U.S. Securities and Exchange Commission filings, including filings that contain our financial statements.

Summary Information

The following sets forth summary financial information for the periods specified:

	Nine Months Ended September 30,		Year Ended December 31,
	2014	2013	2013	2012
	(In thousands, except share and per share data)
Consolidated Statements of Operations Data:
Total revenues	$45,889	$28,476	$39,750	$44,108

Cost of product revenue	14,458	4,400	6,385	5,311
Research and development	63,470	46,191	66,572	66,384
Sales, general and administrative	68,127	46,010	62,933	57,516

Total costs and operating expenses	146,055	96,601	135,890	129,211

Loss from operations	(100,166)	(68,125)	(96,140)	(85,103)
Total other income (expense), net	(17,109)	(14,928)	(20,249)	1,971

Net loss	$(117,275)	$(83,053)	$(116,389)	$(83,132)

Basic and diluted net loss per common share	$(1.57)	$(1.32)	$(1.81)	$(1.37)

Shares used in computation of basic and diluted net loss per share	74,716,284	62,782,668	64,211,958	60,509,048

	As of September 30,	As of December 31,
	2014	2013	2012
	(In thousands, except share and per share data)
Balance Sheet Data
Total current assets	$282,694	$191,817	$165,279
Total non-current assets	81,622	66,888	51,745
Total current liabilities	33,242	25,294	24,938
Total non-current liabilities	202,451	94,463	8,775
Total stockholders’ equity	128,623	138,948	183,311

Book Value

We had a book value per share of $1.62 on September 30, 2014 (calculated using the book value as of September 30, 2014, divided by the number of outstanding shares of our common stock as of September 30, 2014).

Ratio of Earnings to Fixed Charges

The following table sets forth our ratio of earnings to fixed charges for the periods specified:

	Nine Months Ended September 30,		Year Ended December 31,
	2014	2013	2013	2012
Ratio of Earnings to Fixed Charges:	—	—	—	—

Deficiency of Earnings Available to Cover Fixed Charges:	$(102,582)	$(78,343)	$(109,207)	$(81,581)

The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For the purposes of computing the ratio of earnings to fixed charges, earnings consist of income before provision for income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of debt discount and issuance costs on all indebtedness, and the estimated portion of rental expense deemed by Solazyme to be representative of the interest factor of rental payments under operating leases.

Section 11. Interests of Directors and Officers; Transactions and Arrangements Concerning the Options.

The following table sets forth certain information as of December 31, 2014 about the outstanding options granted under our 2004 Equity Incentive Plan and our 2011 Plan held by each of our directors and executive officers. Our executive officers are eligible to participate in this Exchange Offer. The non-employee members of our Board of Directors are not eligible to participate in this Exchange Offer. As of December 31, 2014, our executive officers and directors (ten (10) persons) as a group held options to purchase a total of 3,023,601 shares of our common stock, which represented approximately 22.0% of the shares subject to all options outstanding as of that date.

The percentages in the table below are based on the total number of outstanding options (i.e., whether or not eligible for exchange) to purchase our common stock, which was approximately 13,740,204 as of December 31, 2014.

Name	Positions and Offices Held	Aggregate Number of Options	Percentage of Total Outstanding Options
Jerry Fiddler	Chairman of the Board of Directors; Director	165,000	1.2
Jonathan S. Wolfson	Chief Executive Officer; Director	790,000	5.7
Ian T. Clark	Director	120,000	*
Peter Kovacs	Director	185,304	1.3
James R. Craigie	Director	85,300	*
Michael V. Arbige	Director	156,213	1.1
Gary Pfeiffer	Director	66,000	*
Tyler W. Painter	Chief Financial Officer & Chief Operating Officer	760,000	5.5
Peter J. Licari	Chief Technology Officer	368,784	2.7
Paul T. Quinlan	General Counsel & Corporate Secretary	327,000	2.4

*	less than 1% of outstanding options

The address of each director and executive officer is c/o Solazyme, Inc., 225 Gateway Boulevard, South San Francisco, CA 94080, and the telephone number at that address is (650) 780-4777.

Other than as described below and other than transactions in Solazyme’s securities in the ordinary course under Solazyme’s stock incentive plans with persons who are neither executive officers nor directors of Solazyme, neither Solazyme or its subsidiaries nor, to the best of Solazyme’s knowledge and based on transactions that have been publicly reported, Solazyme’s executive officers, directors or affiliates have effected transactions in options to purchase Solazyme common stock or in shares of Solazyme common stock during the 60 days prior to January 21, 2015, except as follows:

•	Exercise of a stock option as to 30,000 shares by Tyler Painter on November 11, 2014

•	Grant of stock option covering 350,000 shares to Jonathan Wolfson on December 18, 2014

•	Grant of stock option covering 215,000 shares to Peter Licari on December 18, 2014

•	Grant of stock option covering 137,500 shares to Tyler Painter on December 18, 2014

•	Grant of stock option covering 137,500 shares to Paul Quinlan on December 18, 2014

•	Grant of stock option covering 40,000 shares to Jerry Fiddler on January 12, 2015

•	Grant of stock option covering 40,000 shares to Ian Clark on January 12, 2015

•	Grant of stock option covering 40,000 shares to Peter Kovacs on January 12, 2015

•	Grant of stock option covering 40,000 shares to James Craigie on January 12, 2015

•	Grant of stock option covering 40,000 shares to Michael Arbige on January 12, 2015

•	Grant of stock option covering 40,000 shares to Gary Pfeiffer on January 12, 2015

Except as described in this Offer to Exchange and in Solazyme’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and other than outstanding options and other awards granted from time to time to certain employees (including executive officers) and directors under compensation and incentive plans, neither Solazyme nor any person controlling Solazyme nor, to the knowledge of Solazyme and based on transactions that have been publicly reported, any of its directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the offer with respect to any of its securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

Section 12. Status of Options Accepted in the Offer; Accounting Consequences of the Offer.

Solazyme expects to accept and cancel all properly tendered eligible options promptly following the expiration of the offer. With respect to options that Solazyme accepts and cancels, shares underlying options that were granted under the 2011 Plan will be used for the issuance of the new stock options under the option exchange program.

Under Statement of Financial Accounting Standard Accounting Standards Codification 718 – Compensation – Stock Compensation (ASC 718) to the extent the fair value of each award of new stock options granted to employees exceeds the fair value of the stock options surrendered, such excess is considered additional compensation. This excess, in addition to any remaining unrecognized expense for the stock options surrendered in exchange for the new stock options, will be recognized by Solazyme as stock-based compensation expense ratably over the remaining vesting period of the new stock options in accordance with the requirements of ASC 718. In the event that any of the new stock options are forfeited due to termination of employment, no stock-based compensation expense will be recorded post-forfeiture.

Section 13. Legal Matters; Regulatory Approvals.

Solazyme is not aware of any license or regulatory permit that appears to be material to its business that might be adversely affected by the offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the options or new stock options as described in the offer. If any other approval or action should be required, Solazyme presently intends to seek that approval or take that action. This could require Solazyme to delay the acceptance of options tendered. Solazyme cannot assure you that it would be able to obtain any required approval or take any other required action. Solazyme’s failure to obtain any required approval or take any required action might result in harm to Solazyme’s business. Solazyme’s obligation under the offer to accept exchanged options and to issue new stock options is subject to the conditions described in Section 7.

Section 14. Material U.S. Federal Income Tax Consequences.

The following is a description of the material U.S. federal income tax consequences of the offer. This discussion is based on the Internal Revenue Code of 1986, as amended (which is referred to in this Section as the “Code”), its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof. Solazyme has not obtained a tax ruling or other confirmation from the U.S. Internal Revenue Service (the “IRS”) with regard to this information, and it is possible that the IRS may take a different position. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the new stock options become exercisable or vested.

If you are eligible to participate in the exchange offer and you live or work in the United States but are also subject to the tax laws in another country, you should be aware that there may be other income and social insurance tax consequences that may apply to you. We recommend that you consult with your personal tax advisor to discuss these consequences.

Solazyme recommends that you consult your own tax advisor with respect to the consequences of participating in the offer under state, local and non-U.S. tax laws, as well as tax consequences arising from your particular personal circumstances.

Option Exchange and Grant of New Stock Options. We believe that you will not be subject to current U.S. federal income taxation if you elect to keep your eligible options. If you exchange your eligible options, we believe you will not recognize any income at the time your new stock options are granted. Your new stock options will be non-qualified stock options for U.S. federal income tax purposes. Upon exercise of a new stock option, you will generally be subject to income and employment tax withholding (e.g., FICA) and recognize ordinary income for U.S. federal tax purposes measured by the excess of the then fair market value of the shares over the exercise price of the option. Solazyme will generally be eligible for a tax deduction equal to the income recognized by the exercising employee. The subsequent sale of the shares acquired upon exercise of a new stock option generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise prices paid for the shares plus the ordinary income recognized with respect to the shares, and these capital gains or losses will be treated as long-term capital gains or losses if you held the shares for more than one year following exercise of the option.

Section 15. Extension of Offer; Termination; Amendment.

Solazyme expressly reserves the right, in its discretion, at any time and from time to time, to extend the period of time during which the offer is open and thereby delay the acceptance for exchange of any options by giving written or electronic notice of such extension to the option holders or making a public announcement thereof.

Solazyme also expressly reserves the right, in its reasonable judgment, prior to the expiration date of the offer to terminate or amend the offer and postpone acceptance and cancellation of any options that you elect to exchange upon the occurrence of any of the conditions specified in Section 7 of this document by giving written or electronic notice of such termination or postponement to you or by making a public announcement thereof. Notwithstanding the foregoing, Solazyme will return the options elected for exchange promptly after termination or withdrawal of the Offer to Exchange. Subject to compliance with applicable law, Solazyme further reserves the right, in its discretion, and regardless of whether any event set forth in Section 7 has occurred or is deemed by Solazyme to have occurred, to amend the offer in any respect.

Amendments to the offer may be made at any time and from time to time. In the case of an extension, the amendment will be issued no later than 6:00 a.m., U.S. Pacific Time, on the next business day after the last previously scheduled or announced expiration date. Any amendment of the offer will be disseminated promptly in a manner reasonably designed to inform option holders of the change. Without limiting the manner in which Solazyme may choose to disseminate any amendment of this offer, except as required by law, Solazyme has no obligation to publish, advertise, or otherwise communicate any dissemination.

If Solazyme materially changes the terms of the offer or the information concerning the offer, or if Solazyme waives a material condition of the offer, Solazyme will extend the offer. Except for a change in the amount of consideration or change in percentage of securities sought, the amount of time by which Solazyme will extend the offer following a material change in the terms of the offer or information concerning the offer will depend on the facts and circumstances, including the relative materiality of the information. If Solazyme decides to take any of the following actions, Solazyme will notify you and extend the expiration date to the tenth business day after the date of the notice (unless the expiration date as originally scheduled is already on or after the tenth business day):

•	Solazyme increases or decreases the exchange ratio;

•	Solazyme changes the type of options eligible to be tendered for exchange in the offer; or

•	Solazyme increases the number of options eligible to be tendered for exchange in the offer such that the common shares underlying the increased options exceed 2% of the common shares issuable upon exercise of the options that are subject to the offer immediately prior to the increase.

A “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

Section 16. Fees and Expenses.

Solazyme will not pay any fees or commissions to any broker, dealer or other person for asking option holders to exchange options under this offer.

Section 17. Additional Information.

With respect to the offer, Solazyme has filed with the U.S. Securities and Exchange Commission (the “Commission”) a Tender Offer Statement on Schedule TO, of which this Offer to Exchange is a part. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. Solazyme recommends that, in addition to this Offer to Exchange, the Election Form and the Notice of Withdrawal, you review the Schedule TO, including its exhibits, before deciding whether or not to exchange your options. Solazyme is subject to the informational filing requirements of the Securities Exchange Act of 1934 and, in accordance with that act, is obligated to file reports, proxy statements and other information with the U.S. Securities and Exchange Commission relating to its business, financial condition and other matters. Such reports, proxy statements and other information include the following, which are incorporated herein by reference:

•	the Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the Commission on March 14, 2014;

•	the definitive proxy statement for the 2014 annual meeting of stockholders, filed with the Commission on April 9, 2014;

•	the Quarterly Report on Form 10-Q for the period ended September 30, 2014, filed with the Commission on November 6, 2014;

•	the Current Reports on Form 8-K filed with the Commission on January 9, 2014, March 27, 2014, April 1, 2014, May 23, 2014, June 20, 2014, July 1, 2014, July 28, 2014, October 9, 2014, November 19, 2014 and December 18, 2014; and

•	the description of the common stock contained in the Solazyme’s Registration Statement on Form 8-A, filed with the U.S. Securities and Exchange Commission on May 24, 2011, together with any amendments or reports filed for the purpose of updating such description.

These filings, Solazyme’s other annual, quarterly and current reports, proxy statements and other U.S. Securities and Exchange Commission filings may be examined, and copies may be obtained, at the U.S. Securities and Exchange Commission’s public reference room in Washington, D.C. You may obtain information on the operation of the public reference room by calling the U.S. Securities and Exchange Commission at 1-800-732-0330. Solazyme’s filings are also available to the public on the U.S. Securities and Exchange Commission’s Internet site at www.sec.gov and Solazyme’s website at www.solazyme.com.

Solazyme’s common stock is quoted on the NASDAQ Global Select Market under the symbol “SZYM”, and its filings with the Commission can also be read at the offices of the NASDAQ Global Select Market.

Solazyme will also provide without charge to each person to whom a copy of this Offer to Exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which Solazyme has referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). You may request any such document by writing to Solazyme, Inc., 225 Gateway Boulevard, South San Francisco, CA 94080 Attn: Idalina Chan, or telephoning Ms. Chan at (650) 780-4777 between the hours of 9:00 am and 5:00 p.m., U.S. Pacific Time.

As you read the documents listed in this Section 17, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

The information contained in this Offer to Exchange about Solazyme should be read together with the information contained in the documents to which Solazyme has referred you.

Section 18. Miscellaneous.

This offer to exchange and Solazyme’s U.S. Securities and Exchange Commission reports referred to above include “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements relate to future events or Solazyme’s future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of such terms or other comparable terminology. These statements involve known and unknown risks, uncertainties, and other factors that may cause Solazyme’s or its industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. These factors include, among other things, those listed in Solazyme’s most recently filed report on Form 10-K or Form 10-Q. Solazyme undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. The safe harbor provided in the Private Securities Litigation Reform Act of 1995, by its terms, does not apply to statements made in connection with this offer.

Solazyme has not authorized any person to make any recommendation on its behalf as to whether you should elect to accept this offer with respect to your options. You should rely only on the information in this document or documents to which Solazyme has referred you. Solazyme has not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this Offer to Exchange Certain Outstanding Stock Options for New Stock Options and in the related offer documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by Solazyme.

Solazyme, Inc.        January 21, 2015, as amended February 3, 2015